UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2013

Par Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-16203	84-1060803
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1301 McKinney, Suite 2025 Houston, Texas		77010
(Address of principal executive offices)		(Zip Code)

(713) 969-3293

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Eighth Amendment to Delayed Draw Term Loan Credit Agreement, Joinder and Omnibus Amendment Agreement

On June 24, 2013 (the “Effective Date”), Par Petroleum Corporation (the “Company”) and certain subsidiaries of the Company (the “Guarantors”) entered into an Eighth Amendment (the “Eighth Amendment”) to Delayed Draw Term Loan Credit Agreement and Omnibus Amendment Agreement (as amended from time to time, including the Eighth Amendment, the “Credit Agreement”) with Jefferies Finance LLC, as administrative agent (the “Agent”) for the lenders party thereto from time to time, including WB Delta, Ltd., ZCOF Par Petroleum Holdings, L.L.C., Waterstone Offshore ER Fund, Ltd., Prime Capital Master SPC, GOT WAT MAC Segregated Portfolio, Waterstone Market Neutral MAC51, Ltd., Waterstone Market Neutral Master Fund, Ltd., Waterstone MF Fund, Ltd., Nomura Waterstone Market Neutral Fund, Ltd., Waterstone Offshore BLR Fund Ltd., Waterstone Distressed Opportunities BLR Fund Ltd., Waterstone Offshore AD BLR Fund Ltd and Highbridge International, LLC (collectively, the “Lenders”), pursuant to which certain Lenders specified therein as “Tranche B Lenders” agreed to refinance and replace the Tranche B Loans outstanding immediately prior to giving effect to the Eighth Amendment (the “Existing Tranche B Loans”) with new Tranche B Loans in the aggregate principal amount of $65.0 million (the “New Tranche B Loans”). The proceeds from the New Tranche B Loans will be applied to prepay in full the Existing Tranche B Loans, to make payments when due under that certain Membership Interest Purchase Agreement dated June 17, 2013 (as previously described in the Company’s current report on Form 8-K filed on June 18, 2013), to consummate acquisitions permitted under the Credit Agreement and for working capital and general corporate purposes.

Set forth below are certain of the material terms of the New Tranche B Loans:

Interest. The New Tranche B Loans will bear interest (a) from the Effective Date through September 29, 2013 at a rate equal to 9.75% per annum payable, at the election of the Company, either (i) in cash or (ii) in-kind, and (b) from and after September 29, 2013, at a rate equal to 14.75% per annum payable either (i) in cash or (ii) in-kind.

At any time after an event of default has occurred and is continuing, (i) all outstanding obligations will, to the extent permitted by applicable law, bear interest at a rate per annum equal to 2% plus the rate otherwise applicable and (ii) all interest accrued and accruing will be payable in cash on demand.

Prepayment. The Company may prepay the New Tranche B Loans at any time, provided that any prepayment is in an integral multiple of $100,000 and not less than $100,000 or, if less, the outstanding principal amount of the New Tranche B Loans. Amounts to be applied to prepayment of New Tranche B Loans shall be applied (i) first, towards payment of interest then outstanding and fees then due, and (ii) second, towards payment of principal then outstanding.

Collateral. The New Tranche B Loans are secured by a lien on substantially all of the assets of the Company and its subsidiaries, excluding Texadian Energy, Inc., Texadian Energy Canada Limited, certain immaterial subsidiaries of the Company, and Hawaii Pacific Energy, LLC.

Guaranty. All obligations of the Company under the New Tranche B Loans are unconditionally guaranteed by the Guarantors.

Fees and Commissions. The Company agreed to pay the Tranche B Lenders a nonrefundable exit fee equal to 2.5% of the aggregate amount of the Tranche B Loans. The exit fee is earned in full and payable on the maturity date of the Tranche B Loans or, if earlier, the date on which the Tranche B Loans are paid in full.

Maturity Date. The Tranche B Loans mature and are payable in full on August 31, 2016.

The foregoing description of the Eighth Amendment and the New Tranche B Loans is qualified in its entirety by reference to the Eighth Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided under Item 1.01 in this Current Report on Form 8-K regarding the Eighth Amendment is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Eighth Amendment to Delayed Draw Term Loan Credit Agreement and Omnibus Amendment Agreement dated as of June 24, 2013, by and among the Company, the Guarantors party thereto, the Lenders party thereto and Jefferies Finance LLC, as administrative agent for the Lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Par Petroleum Corporation

Dated: June 28, 2013	/s/ R. Seth Bullock
R. Seth Bullock Chief Financial Officer

4